Exhibit 99.2
THE WHITE HOUSE
WASHINGTON
Presidential Action
Adjusting Certain Delegations Under the Defense Production Act

Executive Orders	March 13, 2026
By the authority vested in me as President by the Constitution and the laws of the United States of America, it is hereby ordered:
Section 1. Purpose. This order amends Executive Order 13603 of March 16, 2012 (National Defense Resources Preparedness).  Executive Order 13603 delegates certain authorities of the President under the Defense Production Act (50 U.S.C. 4501 et seq.), to specified executive department and agency (agency) heads.  This order also clarifies section 2(a) of Executive Order 14156 of January 20, 2025 (Declaring a National Energy Emergency).
Sec. 2.  Amendment to Executive Order 13603.  Section 203 of Executive Order 13603 is hereby amended by striking the phrase “Secretary of Commerce” and inserting, in lieu thereof, “Secretary of Commerce and the Secretary of Energy, each of whom may exercise such delegated authority independently of the other”.
Sec. 3.  Clarifying Section 2(a) of Executive Order 14156.  For the avoidance of doubt, an agency head need only recommend action to the President under section 2(a) of Executive Order 14156 when the authority to take the recommended action is vested in the President alone and has not been delegated.  Section 2(a) of Executive Order 14156 does not require an agency head to make a recommendation to the President when the agency head has authority to take the action by virtue of a delegation pursuant to Executive Order 13603 or other Presidential delegation.
Sec. 4.  General Provisions.  (a) Nothing in this order shall be construed to impair or otherwise affect:
(i) the authority granted by law to an executive department or agency, or the head thereof; or
(ii) the functions of the Director of the Office of Management and Budget relating to budgetary, administrative, or legislative proposals.

Exhibit 99.2
(b) This order shall be implemented consistent with applicable law and subject to the availability of appropriations.
(c) This order is not intended to, and does not, create any right or benefit, substantive or procedural, enforceable at law or in equity by any party against the United States, its departments, agencies, or entities, its officers, employees, or agents, or any other person.
(d) The costs for publication of this order shall be borne by the Department of Energy.

DONALD J. TRUMP
THE WHITE HOUSE
March 13, 2026